EXHIBIT 4.3 CONSULTING AGREEMENT

      CONSULTING AGREEMENT as of the 8th day of October 2001, between R-Tec Technologies, Inc., a New Jersey corporation having a place of business at 37 Ironia Road, Flanders, NJ 07836 ("R-Tec") and Jack H. Halperin, Esq., having an office at 317 Madison Avenue, Suite 1421, New York, NY 10017 ("Halperin").

                               W I T N E S S E T H

      WHEREAS, The Company wishes to engage Halperin upon the terms and conditions herein provided;

      NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Term of Engagement. The engagement of Halperin by the Company under the Agreement shall commence on October 8, 2001 (the "Commencement Date") and shall continue thereafter unless terminated for a period of one year (the "Term").

2. Services. Halperin shall render legal services for the Company, including the preparation of Registration Statements on Form S-8.

3. Compensation.

      (a) Fees. Halperin shall be issued 20,000 shares of the Company's common stock payable in full upon the execution of this Agreement, which shall consist of review of SEC filings for the period ending December 31, 2001. Compensation for the remainder of the term shall be as agreed upon by R-Tec and Halperin.

      (b) Expenses. During the term of its engagement hereunder, Halperin shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him in performing services hereunder within the limits of authority which may be established by the Board of Directors, provided that Halperin properly accounts for such expenses in accordance with Company policy.

4. Miscellaneous. This Agreement contains the entire agreement between R-Tec and Halperin with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition, precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any provision hereof or a waiver of the right to enforce such provision on any subsequent occasion. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any jurisdiction or in any
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other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein, and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Any notices required or permitted by this Agreement shall be in writing and personally delivered or mailed by certified or registered mail, return receipt requested, addressed to the parties at their addresses set forth above, or to such other addresses as one party may specify to the other party, from time to time, in writing.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       R-Tec Technologies, Inc.

                                       BY:
                                          -----------------------------------
                                          Philip Lacqua, President

                                          -----------------------------------
                                          Jack H. Halperin